UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2014

HF2 FINANCIAL MANAGEMENT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	001-35848 (Commission File Number)	46-1314400 (IRS Employer Identification No.)

999 18th Street, Suite 3000, Denver, Colorado (Address of Principal Executive Offices)	80202 (Zip Code)

Registrant’s telephone number, including area code (303) 498-9737

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On September 16, 2014, HF2 Financial Management Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) by and among the Company, ZAIS Group Parent, LLC (“ZAIS”) and the members of ZAIS (the “Founder Members”).

The Business Combination

Pursuant to the terms of the Investment Agreement, the Company will contribute cash to ZAIS in exchange for newly issued Class A Units of ZAIS (“Class A Units”), which is referred to herein as the “Business Combination.” The Company will receive a number of Class A Units equal to the number of shares of Class A common stock, par value $0.0001, of the Company (“Class A Common Stock”) outstanding at the closing of the transactions contemplated by the Investment Agreement (the “Closing”), after giving effect to the redemption of shares of Class A Common Stock pursuant to the Company’s amended and restated certificate of incorporation (the “Redemption”). Assuming (i) no stockholders of the Company elect to have their shares of Class A Common Stock redeemed and (ii) there are no adjustments pursuant to the Investment Agreement, immediately after the Closing, the Company will hold approximately 77% of the outstanding equity in ZAIS and the Founder Members will hold the remaining 23%.

In addition, at the Closing, all of the outstanding shares of Class B common stock, par value $0.000001, of the Company (the “Class B Common Stock”) will be transferred from the HF2 Class B Trust to the Founder Members, on a pro rata basis, and immediately contributed to a newly created irrevocable trust of which Mr. Christian Zugel, the founder, Chief Investment Officer and Managing Member of ZAIS, is the sole trustee (the “Trustee”). Each share of Class B Common Stock entitles its holder to ten votes on all matters to be voted on by the Company’s stockholders generally. As trustee of the trust, Mr. Zugel will have voting control over the Company, subject to the Founder Members retaining a certain level of ownership of the Company (as described below under the summary of the Exchange Agreement).

The Business Combination is structured as an “Up-C” structure.

Consideration

Pursuant to the Investment Agreement, the contribution amount for the Business Combination is an amount in cash equal to the assets in the Company’s trust account maintained for the benefit of the Company’s public stockholders (the “Trust Account”), after giving effect to the Redemption and payment of transaction expenses of the Company. The Class A Units to be retained by the Founder Members at the Closing will be subject to potential downward adjustment related to ZAIS’ net working capital, indebtedness, transaction expenses and 2014 cash basis earnings and subject to an upward adjustment if the Company’s transaction expenses exceed a certain threshold.

During the first five years after the Closing, the Company will release up to an additional 2,800,000 Class A Units (the “Additional Founder Units”) to the Founder Members if the sum of the average per share closing price over any 20 trading-day period of the Class A Common Stock plus cumulative dividends paid on the Class A Common Stock between the Closing and the day prior to such 20 trading-day period (the “Total Per Share Value”) meets or exceeds specified thresholds, ranging from $12.50 to $21.50.

Representations, Warranties and Covenants

Under the Investment Agreement, each of the Founder Members and ZAIS, on the one hand, and the Company, on the other hand, made customary representations and warranties for transactions of this nature. The representations and warranties made under the Investment Agreement generally survive for a period of 18 months after the Closing. The Founder Members have agreed to indemnify the Company for breaches of representations, warranties and other matters, subject to various limitations including that the indemnification obligations are satisfied exclusively through transfers of Class A Units from the Founder Members to the Company.

ZAIS and the Company also have agreed to operate their respective businesses in the ordinary course until the Closing and not to take specified actions, including soliciting or entering into an acquisition, sale or similar transaction. In addition, until the later of five years after the Closing and two years after the termination of Mr. Zugel’s employment with ZAIS, Mr. Zugel is subject to non-competition and other restrictive covenants.

Conditions to Consummation of the Business Combination

The Closing is subject to customary conditions of the respective parties, including the approval of the Company’s stockholders of the Business Combination in accordance with the Company’s amended and restated certificate of incorporation and that the relevant parties have entered into the New LLC Agreement, Registration Rights Agreement, Tax Receivable Agreement and Exchange Agreement (each as described below). In addition, there are Closing conditions in favor of the Founder Members, including that the amount in the Trust Account to be contributed in exchange for Class A Units will be at least $100 million, the Class A Common Stock will be listed on Nasdaq and stockholders approve the amendment and restatement of the Company’s certificate of incorporation.

Termination

The Investment Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including if the transactions have not been completed by March 21, 2015. If the Investment Agreement is validly terminated, no party will have any liability or any further obligation to any other party under the Investment Agreement with certain limited exceptions.

This description of the Investment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Investment Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Investment Agreement is qualified in its entirety by reference thereto. The Investment Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Investment Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

Amended and Restated LLC Agreement

On the date of the Closing (the “Closing Date”) and as a condition precedent for the Closing, ZAIS’ limited liability company agreement will be amended and restated. The amended and restated ZAIS limited liability company agreement (the “New LLC Agreement”) will provide, among other things, that the Company is the sole managing member of ZAIS. The Founder Members also will have certain approval rights so long as the Founder Members hold at least ten percent of the shares of Class A Common Stock (assuming the exchange of all Units held by the Founder Members into shares of Class A Common Stock) and certain consent rights related to tax matters regardless of ownership threshold. The Founder Members also will have a co-sale right with respect to change of control transactions of the Company. The New LLC Agreement also will provide for the grant of up to 6.8 million Class B Units of ZAIS (“Class B Units”) to employees of ZAIS, or its subsidiaries, subject to vesting conditions, of which up to 1.6 million Class B Units are expected to be granted shortly after the Closing Date. Assuming (i) no stockholders of the Company elect to have their shares of Class A Common Stock redeemed and (ii) there are no adjustments pursuant to the Investment Agreement, immediately after the Closing and the grant of these 1.6 million Class B Units, the Company will hold approximately 73% of the outstanding equity in ZAIS, the Founder Members will hold approximately 22% of the outstanding equity, and the employees will hold the remaining 5% of the outstanding equity. The remaining 5.2 million Class B Units will be subject to the satisfaction of the same Total Per Share Value thresholds as the Additional Founder Units. This description of the New LLC Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the New LLC Agreement, the form of which is attached hereto as Exhibit A to the Investment Agreement and is incorporated herein by reference.

Exchange Agreement

On the Closing Date and as a condition precedent for the Closing, the Company, ZAIS, the Founder Members and the Trustee will enter into an exchange agreement (the “Exchange Agreement”). Pursuant to the Exchange Agreement, a Founder Member will be able to exchange each Class A Unit that it holds for a number of shares of Class A Common Stock equal to the exchange rate (which initially will be one-to-one). Holders of Class B Units also may become a party to the Exchange Agreement and will be entitled to exchange their vested Class B Units for shares of Class A Common Stock at the same exchange rate. Exchanges generally will not be allowed for two years after the Closing and, except for certain specified exceptions or as waived by the Company, will be subject to annual limitations thereafter. ZAIS unitholders also will be able to exchange their ZAIS units upon a change of control of the Company.

The Exchange Agreement also will provide that once the Founder Members’ ownership of the Company (assuming the exchange of all Class A Units held by the Founder Members into shares of Class A Common Stock) falls below twenty percent, the trust established to hold the Class B Common Stock will surrender a proportionate number of shares of Class B Common Stock to the Company for cancellation. When the Founder Members ownership of the Company falls below five percent, or if certain Founder Members breach their non-competition or other specified restrictive covenants, the trust will surrender all remaining shares of Class B Common Stock to the Company for cancellation. This description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Exchange Agreement, the form of which is attached hereto as Exhibit D to the Investment Agreement and is incorporated herein by reference.

Registration Rights Agreement

On the Closing Date and as a condition precedent for the Closing, the Company and the Founder Members will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company will grant certain, customary registration rights to the Founder Members and certain other recipients of units of ZAIS (the “Registration Rights Holders”) with respect to, among other things, the shares of Class A Common Stock to be issued upon exchange of the Class A Units or vested Class B Units pursuant to the Exchange Agreement.

The registration rights granted to the Registration Rights Holders will include demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. The Company will agree to pay certain fees and expenses relating to registrations under the Registration Rights Agreement. This description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Registration Rights Agreement, the form of which is attached hereto as Exhibit E to the Investment Agreement and is incorporated herein by reference.

Tax Receivable Agreement

On the Closing Date and as a condition precedent for the Closing, the Company will enter into a tax receivable agreement (the “Tax Receivable Agreement”) with the Founder Members (and any holder of Class B Units that becomes a party to the Tax Receivable Agreement) that generally provides for the Company to pay to the Founder Members and holders of vested Class B Units that exchange such Units for Class A Common Stock of the Company 85% of the amount of savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in the case of an early termination payment by the Company, or a change in control) as a result of the increases in tax basis and certain other tax benefits related to the exchange of Class A Units or the exchange of vested Class B Units for Class A Common Stock. The Company would retain the remaining 15% of the tax savings, if any, realized. The Tax Receivable Agreement also provides for certain other payments predicated on tax savings realized by the Company in limited circumstances.

For purposes of the Tax Receivable Agreement, income tax savings will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that the Company would have been required to pay had there been no increase in its share of the tax basis of the tangible and intangible assets of ZAIS. The term of the Tax Receivable Agreement will commence at the Closing and will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the Tax Receivable Agreement for an amount based on an agreed-upon value of payments remaining to be made under the Tax Receivable Agreement. This description of the Tax Receivable Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Tax Receivable Agreement, the form of which is attached hereto as Exhibit F to the Investment Agreement and is incorporated herein by reference.

Item 7.01  Regulation FD Disclosure.

Attached as Exhibit 99.l to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference is the investor presentation that will be used by the Company in making presentations to certain existing and potential stockholders of the Company with respect to the Business Combination.

The foregoing (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01  Other Events.

On September 17, 2014 the Company issued a press release announcing the execution of the Investment Agreement with respect to the Business Combination. The press release is attached hereto as Exhibit 99.2 and is incorporated into this Item 8.01 by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1*	Investment Agreement, dated as of September 16, 2014 by and among HF2 Financial Management Inc., ZAIS Group Parent, LLC and the current members of ZAIS.
99.1	Investor Presentation, dated September 17, 2014.
99.2	Press Release issued by HF2 Financial Management Inc., dated September 17, 2014.

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.

Additional Information About the Transaction and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A in connection with the stockholder vote on the proposed transaction. STOCKHOLDERS OF THE COMPANY AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE COMPANY’S DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING BECAUSE THIS PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the acquisition. Stockholders also will be able to obtain a copy of the definitive proxy statement once available, and other relevant documents, without charge. at the SEC’s Internet site http://www.sec.gov or by contacting the Company’s secretary at HF2 Financial Management Inc., 999 18th Street, Suite 3000, Denver, Colorado 80202. As a result of the review by the SEC of the proxy statement, the Company may be required to make changes to its description of ZAIS or other financial or statistical information contained in the proxy statement.

Participants in Solicitation

The Company and its directors and officers and EarlyBirdCapital, Inc. (“EBC”) and Sandler O’Neill & Partners, L.P. (“SOP”), the underwriters of the Company’s initial public offering, may be deemed participants in the solicitation of proxies to the Company’s stockholders with respect to the proposed transaction. A list of the names of the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 31, 2014, and will also be contained in the definitive proxy statement for the proposed transaction when available. EBC’s and SOP’s interests in the Company is contained in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 31, 2014, and the Merger and Acquisition Agreement by and among the Company, EBC and SOP, which is an exhibit to such report, and will also be contained in the definitive proxy statement for the proposed transaction when available. Information about ZAIS and its officers and directors will also be included in the definitive proxy statement for the proposed transaction.

Forward Looking Statements

This Current Report on Form 8-K, and other statements that the Company may make, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including, for example, statements about (1) the ability to complete and the benefits of the Business Combination; and (2) the Company’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in the Company’s filings with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the inability of the Company to consummate the Business Combination and realize the benefits of such transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its management and key employees; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the Investment Agreement; (3) the outcome of any legal proceedings that may be instituted against the Company, ZAIS or others following announcement of the Business Combination; (4) the inability to meet Nasdaq’s listing standards following the proposed transaction; (5) the risk that the proposed transaction disrupts current plans and operations of the Company or ZAIS as a result of the announcement and consummation of the transactions described herein; (6) costs related to the proposed transaction; (7) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (8) the relative and absolute investment performance of advised or sponsored investment products; (9) the impact of capital improvement projects; (10) the impact of future acquisitions or divestitures; (11) the unfavorable resolution of legal proceedings; (12) the extent and timing of any share repurchases; (13) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (14) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company; (15) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Company; (16) the ability to attract and retain highly talented professionals; and (17) the impact of changes to tax legislation and, generally, the tax position of the Company.

The Company’s filings with the SEC, accessible on the SEC’s website at http://www.sec.gov, discuss, and the Company’s definitive proxy statement in connection with the stockholder vote on the proposed transaction will discuss, these factors in more detail and identify additional factors that can affect forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF2 Financial Management Inc.

Date: September 17, 2014	By:	/s/ R. Bradley Forth
R. Bradley Forth
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1*	Investment Agreement, dated as of September 16, 2014 by and among HF2 Financial Management Inc., ZAIS Group Parent, LLC and the current members of ZAIS.
99.1	Investor Presentation, dated September 17, 2014.
99.2	Press Release issued by HF2 Financial Management Inc., dated September 17, 2014.

* The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.